UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

THE SINGING MACHINE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24968	95-3795478
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6601 Lyons Road, Bldg. A-7, Coconut Creek, Florida 33073
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (954) 596-1000

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 18, 2008, the Singing Machine (the "Company") received a written notice from the American Stock Exchange (the "AMEX" or “Exchange”) advising that the Company was not in compliance with the AMEX's listing requirements (contained in Section 1003(a)(ii) of the AMEX Company Guide) because its has shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

In order to maintain its AMEX listing, the Company must submit a recovery plan by October 16, 2008, advising the AMEX of action it has taken or will take to bring the Company into compliance with the continued listing standards by March 31, 2009. Acceptance of such plan is at the discretion of the AMEX. If the plan is accepted, the Company will be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If the Company is not in compliance with the listing standards by March 31, 2009 or fails the periodic reviews, the AMEX will initiate delisting proceedings.

AMEX also notified the Company that pursuant to Company Guide Section 1003(f)(v) the Exchange deems the Company’s share selling price too low and requests that the Company effect a reverse stock split to address its low selling price. Failure to do so within a reasonable amount of time may result in suspended dealings or removal from the Exchange.

The Company, at this time, is planning to prepare and submit, in a timely manner, a plan in accordance with the AMEX requirements.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 23, 2008 issued by The Singing Machine Company, Inc. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SINGING MACHINE, COMPANY, INC.

Date: September 23, 2008	/s/ Anton Handal
Anton Handal
Chief Executive Officer